                                                                     Exhibit 2.3

                              AMENDED AND RESTATED
                            STOCK PURCHASE AGREEMENT


                                      AMONG


                        SUPERSHUTTLE INTERNATIONAL, INC.,


                       AAA WHEELCHAIR WAGON SERVICES, INC.


                        WHEELCHAIR AMBULANCE OF HOLLYWOOD


                        LIMOUSINES OF SOUTH FLORIDA, INC.


                           A1A SNOWBIRD LEASING, INC.


                                       AND


                                 KAREN N. CAPUTO



                                 APRIL 30, 1998

                              AMENDED AND RESTATED
                            STOCK PURCHASE AGREEMENT


ARTICLE 1.........................................................................................................1

THE STOCK PURCHASE................................................................................................1
         1.1      Basic Transaction...............................................................................2
         1.2      Effective Time; Closing Date....................................................................3
         1.3      Articles of Incorporation and Bylaws............................................................3
         1.4      Deliveries at the Effective Time................................................................3
         1.5      Closing of AAA-LSF Transfer Books...............................................................3
         1.6      Lost, Stolen or Destroyed Certificates..........................................................3
         1.7      Taking of Necessary Action; Further Action......................................................3
         1.8      Tax Treatment...................................................................................3

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SUPERSHUTTLE....................................................................4
         2.1      Organization and Qualification..................................................................4
         2.2      Authority Relative to This Agreement............................................................4
         2.3      Capitalization..................................................................................4
         2.4      Financial Statements............................................................................5
         2.5      Subsidiaries....................................................................................5
         2.6      Litigation......................................................................................5
         2.7      Brokers' Fees...................................................................................6
         2.8      Compliance With Laws; Permits; Certain Operations...............................................6
         2.9      Absence of Undisclosed Liabilities..............................................................6
         2.10     No Material Adverse Changes.....................................................................7
         2.11     Other Agreements................................................................................7
         2.12     Disclosure......................................................................................7
         2.13     Liens...........................................................................................7

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF AAA-LSF AND THE SHAREHOLDER.....................................................7
         3.1      Organization and Qualification..................................................................8
         3.2      Authority Relative to This Agreement............................................................8
         3.3      Capitalization..................................................................................8
         3.4      Financial Statements............................................................................9
         3.5      Subsidiaries....................................................................................9
         3.6      Absence of Undisclosed Liabilities..............................................................9
         3.7      No Material Adverse Changes....................................................................10
         3.8      Absence of Certain Developments................................................................10

         3.9      Title to and Condition of Properties...........................................................12
         3.10     Environmental Matters..........................................................................13
         3.11     Accounts Receivable............................................................................13
         3.12     Tax Matters....................................................................................13
         3.13     Contracts and Commitments......................................................................14
         3.14     Restrictions on Business Activities............................................................15
         3.15     Intellectual Property Rights...................................................................15
         3.16     Litigation.....................................................................................15
         3.17     Brokers' Fees..................................................................................16
         3.18     Employment.....................................................................................16
         3.19     Employee Benefit Plans.........................................................................16
         3.20     Insurance......................................................................................16
         3.21     Insider Transactions...........................................................................16
         3.22     Compliance With Laws; Permits; Certain Operations..............................................16
         3.23     Disclosure.....................................................................................17
         3.24     Minute Books...................................................................................17
         3.25     Compensation...................................................................................17
         3.26     Medicaid and Other Third Party Payor Matters...................................................17

ARTICLE 4
ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER.........................................................18
         4.1      Organization, Standing and Authority of Shareholder............................................18
         4.2      Execution and Delivery; No Conflicts...........................................................18
         4.3      Consents and Approvals.........................................................................18
         4.4      Brokers........................................................................................19
         4.5      Securities Laws Compliance.....................................................................19
         4.6      Shareholder Experience and Investment Representations..........................................19

ARTICLE 5
CONDUCT PENDING AND SUBSEQUENT TO THE EXCHANGE...................................................................20
         5.1      Conduct of Business Pending the Exchange.......................................................20
         5.2      Conduct Subsequent to the Exchange.............................................................21
         5.3      SuperShuttle Recision Right ...................................................................22
         5.4      Conduct by SuperShuttle........................................................................22

ARTICLE 6
ADDITIONAL AGREEMENTS............................................................................................23
         6.1      Expenses.......................................................................................23
         6.2      No Negotiations................................................................................23
         6.3      Notification of Certain Matters................................................................23
         6.4      Access to Information; Confidentiality.........................................................24
         6.5      Consents; Approvals............................................................................24
         6.6      Supplements to Disclosure Schedules............................................................24
         6.7      Non-Solicitation of Employees..................................................................24
         6.8      Election of Directors..........................................................................25

         6.9      Confidential Information and Covenant Not To Compete...........................................25
         6.10     Collateral and/or Guarantees for Certain AAA-LSF Loans.........................................26
         6.11     Shareholder Loans..............................................................................26
         6.12     Tax Treatment..................................................................................26

ARTICLE 7
CONDITIONS.......................................................................................................27
         7.1      Conditions to Obligations of Each Party to Effect the Exchange.................................27
         7.2      Additional Conditions to Obligations of SuperShuttle...........................................27
         7.3      Additional Conditions to Obligation of AAA-LSF.................................................29
         7.4      Conditions to the Closing......................................................................30
         7.5      Other Deliveries...............................................................................30

ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER ...............................................................................31
         8.1      Termination....................................................................................31
         8.2      Effect of Termination..........................................................................31
         8.3      Amendment......................................................................................31
         8.4      Waiver.........................................................................................32

ARTICLE 9
GENERAL PROVISIONS...............................................................................................32
         9.1      Survival of Representations and Warranties.....................................................32
         9.2      Public Announcements...........................................................................32
         9.3      Notices........................................................................................32
         9.4      Interpretation.................................................................................33
         9.5      Schedules and Exhibits.........................................................................33
         9.6      Severability...................................................................................33
         9.7      Jurisdiction; Venue; Service of Process........................................................33
         9.8      Waiver of Jury Trial...........................................................................34
         9.9      Miscellaneous..................................................................................34

                         INDEX OF EXHIBITS AND SCHEDULES


Exhibit "A"                Registration Rights Agreement

Exhibit "B"                Form of Articles of Incorporation of AAA-LSF

Exhibit "C"                Form of Bylaws of AAA-LSF

Exhibit "D                 Employment Agreement

Schedule "1.1(a)"          List of Assets and Method of Transfer

Schedule "1.1(b)"          List of Assets to be Transferred from AAA-LSF

                  AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

         This AMENDED AND RESTATED STOCK PURCHASE AGREEMENT (the "Agreement") is made as of April 30, 1998 by and among SUPERSHUTTLE INTERNATIONAL, INC., a Delaware corporation ("SuperShuttle"); AAA WHEELCHAIR WAGON SERVICES, INC., a Florida corporation, WHEELCHAIR AMBULANCE OF HOLLYWOOD, INC., a Florida corporation, LIMOUSINES OF SOUTH FLORIDA, INC., a Florida corporation, and A1A SNOWBIRD LEASING, INC. (collectively, "AAA-LSF"); and
Karen N. Caputo ("Shareholder") and amends and restates in its entirety that certain Stock Purchase Agreement, dated March 31, 1998, by and among SuperShuttle, AAA-LSF and the Shareholder.

                                    RECITALS

         A. SuperShuttle and AAA-LSF are parties to a letter agreement dated February 25, 1998 (the "Letter of Intent"), and SuperShuttle, AAA-LSF and Shareholder are parties to that certain Stock Purchase Agreement dated March 31, 1998, which contemplates the acquisition by SuperShuttle of all of the outstanding capital stock of AAA-LSF.

         B. The Shareholder currently owns all of the issued and outstanding shares of capital stock of AAA-LSF, with Shareholder owning the number of shares set forth opposite Shareholder's name on Schedule 1.

         C. The Shareholder is joined herein for purposes of affirming the representations and warranties made in Article 3, and to otherwise be bound hereto for the obligations of AAA-LSF for which she is jointly and severally liable.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties agree as follows:

                                    ARTICLE 1
                               THE STOCK PURCHASE


         1.1 Basic Transaction.

                      (a) On and subject to the terms and conditions of this Agreement, SuperShuttle agrees to purchase from the Shareholder, and the Shareholder agrees to sell to SuperShuttle, all of her shares of capital stock of AAA-LSF (the "AAA-LSF Common Stock") and the Shareholder agrees to purchase from SuperShuttle, and SuperShuttle agrees to sell to the Shareholder, 419,521 shares of Common Stock, $0.01 par value per share, of SuperShuttle (the "SuperShuttle Common Stock"). The aggregate number of shares of SuperShuttle Common Stock to be issued in order to give effect to this provision will represent six percent (6%) on a fully-diluted basis of the total number of outstanding shares of SuperShuttle Common Stock when issued (after giving effect to any SuperShuttle Common Stock issued in connection with the contemporaneous acquisitions of the Los Angeles and Orange County franchisees and Southern Shuttle Services, Inc. and the conversion of the currently outstanding shares of SuperShuttle's Series B Convertible Preferred Stock into shares of SuperShuttle Common Stock).

                      The number of shares of SuperShuttle Common Stock to be issued to the Shareholder shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into SuperShuttle Common Stock or AAA-LSF Common Stock), reorganization, recapitalization or other like change with respect to SuperShuttle Common Stock or AAA-LSF Common Stock occurring after the date hereof and prior to the Effective Time, but shall not be adjusted for the exercise of any outstanding SuperShuttle options or warrants convertible into SuperShuttle Common Stock. No fractional shares of SuperShuttle Common Stock shall be issued. Fractional shares of such stock shall be rounded up to the nearest whole share.

                      (b) SuperShuttle agrees to grant the Shareholder registration rights pursuant to the terms of the Registration Rights Agreement, a form of is attached hereto as Exhibit "A."

                      (c) As an incident to the share exchange transactions and as a predicate and condition to them, certain assets are required to be transferred into AAA-LSF or other accommodations made in order to effect the purpose of allowing AAA-LSF to operate the business of AAA-LSF as presently conducted. In this regard, the assets described on
         Schedule 1.1(a) attached hereto and incorporated by reference herein shall be assigned to AAA-LSF immediately prior to the Effective Time. It is acknowledged by the parties hereto that any and all radio frequencies, real estate interests, permits, and similar assets necessary to the conduct of the business of AAA-LSF immediately prior to the Effective Time shall be and become the property of AAA-LSF effective upon the Exchange through the processes described on Schedule 1.1(a) without any further form of consideration or payment owing to AAA-LSF or the Shareholder. As an incident to the share exchange transactions and as a predicate and condition to them, certain assets are required to be transferred from AAA-LSF to third parties or affiliates. In this regard, the assets described on Schedule 1.1(b) attached hereto and incorporated by reference herein and any indebtedness relating hereto shall be transferred to the party identified therein on or before April 30, 1998. The transactions contemplated by Schedules 1.1(a) and 1.1(b) are a fundamental part of this Agreement and the consummation of those transactions is a condition to the effectiveness of the Agreement.

         1.2 Effective Time; Closing Date. The date and time when the share exchange shall become effective, March 31, 1998, is referred to as the "Effective Time." The closing of the transaction contemplated hereunder (the "Closing") shall occur upon the earlier of (i) the satisfaction or waiver of the conditions provided at Article 7, or (ii) April 30, 1998 (the "Closing Date") at the offices of Shareholder's counsel, or such other place as the parties may agree.

         1.3 Articles of Incorporation and Bylaws. The Articles of Incorporation and the Bylaws of each of the AAA-LSF entities shall be restated in the forms of Exhibits "B" and "C" hereto and incorporated herein.

         1.4 Deliveries at the Effective Time. At the Effective Time, the Shareholder shall surrender the certificate or certificates representing shares of AAA-LSF Common Stock to the Escrow Agent. Promptly following surrender, SuperShuttle shall issue the SuperShuttle Common Stock to the Escrow Agent pursuant to Section 1.1. The certificates of AAA-LSF Common Stock surrendered to Escrow Agent shall be duly endorsed and otherwise in proper form for transfer as SuperShuttle may require. SuperShuttle shall not be obligated to deliver the consideration to which Shareholder is entitled as a result of the share exchange until Shareholder surrenders her certificate or certificates representing the shares of AAA-LSF Common Stock to be exchanged.

         1.5 Closing of AAA-LSF Transfer Books. At the Effective Time, the stock transfer books of AAA-LSF shall be closed and no transfer of shares of AAA-LSF Common Stock issued and outstanding immediately prior to the Effective Time shall thereafter be made (except as provided for or contemplated in Section 1.1 above).

         1.6 Lost, Stolen or Destroyed Certificates. In the event any certificates representing shares of AAA-LSF Common Stock shall have been lost, stolen or destroyed, SuperShuttle shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of SuperShuttle Common Stock as required pursuant to
Section 1.1; provided, however, that SuperShuttle may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver an indemnity agreement in such form as SuperShuttle may reasonably direct as indemnity against any claim that may be made against SuperShuttle with respect to the certificates alleged to have been lost, stolen or destroyed.

         1.7 Taking of Necessary Action; Further Action. SuperShuttle, on the one hand, and AAA-LSF on the other hand, shall use reasonable best efforts to take all such actions (including, without limitation, actions to cause the satisfaction of the conditions of the other to effect the share exchange) as may be necessary or appropriate in order to effectuate the Exchange as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of the SuperShuttle are fully authorized in the name of AAA-LSF or otherwise to take, and shall take, all such lawful and necessary actions.

         1.8 Tax Treatment. The parties hereto acknowledge and agree that the transactions contemplated hereby are intended to be a tax free reorganization under Section 368(a)(1)(B) of the U.S. Internal Revenue Code of 1986, as amended (the "Code").

                                    ARTICLE 2
                 REPRESENTATIONS AND WARRANTIES OF SUPERSHUTTLE

         SuperShuttle hereby represents and warrants to AAA-LSF as of the date hereof, and again at the Effective Time (subject to any changes permitted or contemplated hereby), each of the following, except to the extent set forth in the disclosure schedule that has been delivered to AAA-LSF hereunder (the "SuperShuttle Disclosure Schedule"):

         2.1 Organization and Qualification. SuperShuttle is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted in every jurisdiction where the failure to do so would have a material adverse effect on its business, properties or ability to conduct the business currently conducted by it. The copies of the Certificate of Incorporation and Bylaws of SuperShuttle previously furnished to AAA-LSF are correct and complete and reflect all amendments thereto.

         2.2 Authority Relative to This Agreement. SuperShuttle has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by SuperShuttle and the consummation by SuperShuttle of the transactions contemplated hereby have been duly authorized by SuperShuttle, and no other corporate proceedings on the part of SuperShuttle are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by SuperShuttle and, assuming the due authorization, execution and delivery by AAA-LSF, constitutes a valid and binding obligation of SuperShuttle, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity. Except as set forth in the SuperShuttle Disclosure Schedule, SuperShuttle is not subject to, or obligated under, any provision of (a) its Certificate of Incorporation or Bylaws, (b) any material agreement, arrangement or understanding, (c) any material license, franchise or permit, or (d) any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration would arise or any encumbrance on any of its or any of its subsidiaries' assets would be created, by its execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby. No authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of SuperShuttle for the consummation by SuperShuttle of the transactions contemplated by this Agreement.

         2.3 Capitalization. The authorized equity capitalization of SuperShuttle consists of 20,000,000 shares of SuperShuttle Common Stock and 5,000,000 shares of Preferred Stock, $0.01 par value per share ("SuperShuttle Preferred Stock"). As of March 31, 1998, 2,760,860 shares of SuperShuttle Common Stock and 479,475 shares of SuperShuttle Preferred Stock are issued and outstanding, all of which shares are duly authorized, validly issued, fully paid and nonassessable. The SuperShuttle Common Stock when issued to the Shareholder will be duly authorized, validly issued, fully paid and non-assessable shares of SuperShuttle.

         Except as set forth in Section 2.3 of the SuperShuttle Disclosure Schedule, there are no options, warrants, call, conversion privileges or other rights, agreements, arrangements or commitments obligating SuperShuttle to issue or sell any shares of capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock thereof or of any other corporation, nor are there any stock appreciation, phantom stock or similar rights outstanding based upon the book value or any other attribute of SuperShuttle. No holders of outstanding shares of SuperShuttle Common Stock are entitled to preemptive or other similar rights.

         There are no obligations, contingent or otherwise, of SuperShuttle or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of SuperShuttle Common Stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity. All of the outstanding shares of capital stock of each of SuperShuttle's subsidiaries are duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in the SuperShuttle Disclosure Schedule, all such shares are owned by SuperShuttle free and clear of all security interests, liens, claims, pledges, agreements, limitations in SuperShuttle's voting rights, charges or other encumbrances of any nature whatsoever.

         2.4 Financial Statements. SuperShuttle has delivered a balance sheet dated as of February 28, 1998, and other financial statements for the years ended September 30, 1997 and September 30, 1996 audited by Deloitte & Touche LLP to AAA-LSF (collectively, the "SuperShuttle Financial Statements.") The SuperShuttle Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and present fairly the consolidated financial position, results of operations, and cash flows of SuperShuttle and its consolidated subsidiaries as of the dates and for the periods indicated therein, subject, in the case of unaudited interim statements, to normal year-end accounting adjustments and the absence of complete footnote disclosure.

         2.5 Subsidiaries. Except as set forth in the SuperShuttle Disclosure Schedule, SuperShuttle does not have any subsidiaries and does not otherwise own any stock, partnership interest, joint venture interest, or any other security issued by or equity interest in any other corporation, organization or entity. For purposes hereof, the term "subsidiary" means any corporation of which securities having a majority of the ordinary voting power in electing directors are owned directly or indirectly by a party. Unless the context requires otherwise, the term "SuperShuttle" shall hereafter refer to SuperShuttle and/or its Subsidiaries.

         2.6 Litigation. Except as set forth in the SuperShuttle Disclosure Schedule or the SuperShuttle Financial Statements, there are no actions, suits, proceedings, orders or investigations pending or, to the knowledge of SuperShuttle, threatened against SuperShuttle, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to SuperShuttle, would result in a material adverse effect to SuperShuttle's operations and financial condition, and there is no basis known to SuperShuttle for any of the foregoing.

Except as set forth in the SuperShuttle Disclosure Schedule, SuperShuttle has not received any opinion or legal advice to the effect that SuperShuttle is exposed from a legal standpoint to any material liability. No governmental entity has at any time challenged or questioned the legal right of SuperShuttle to offer or provide any of its services in the present manner or style thereof.

         2.7 Brokers' Fees. SuperShuttle is not liable for any brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement.

         2.8 Compliance With Laws; Permits; Certain Operations. SuperShuttle and its officers, directors, agents and employees have complied in all material respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof which affect the business or any owned or leased properties of SuperShuttle and to which SuperShuttle may be subject, and no claims have been filed against SuperShuttle alleging a violation of any such law or regulation, except as set forth in the SuperShuttle Disclosure Schedule. Without limiting the generality of the foregoing, SuperShuttle has not violated, or received a notice or charge asserting any violation of, the Occupational Safety and Health Act of 1970, or any other state or federal acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety. SuperShuttle has not given or agreed to give any money, gift or similar benefit (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee or any other person in a position to assist or hinder SuperShuttle in connection with any actual or proposed transaction. SuperShuttle holds all permits, licenses, certificates and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of its business, including specifically the permits, licenses, certificates and other authorizations described in Section 2.8 of the SuperShuttle Disclosure Schedule.

         2.9 Absence of Undisclosed Liabilities. SuperShuttle has no obligations or liabilities whether accrued, absolute, contingent, liquidated or otherwise whether due or to become due regardless of when asserted, except:

                      (a) To the extent reflected or taken into account in its September 30, 1997 financial statement and not heretofore paid or discharged,

                      (b) To the extent specifically set forth in or incorporated by reference in the SuperShuttle Disclosure Schedules,

                      (c) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the September 30, 1997 financial statement (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding),

                      (d) Normal accruals, reclassifications, and audit adjustments which would be reflected on an audited financial statement,

                      (e) Liabilities incurred in the ordinary course of business, and

                      (f) Liabilities which are not material in scope or amount.

         2.10 No Material Adverse Changes. Except as set forth in the SuperShuttle Disclosure Schedule since December 31, 1997, there has not been any material adverse change in the assets, financial condition or operating results of SuperShuttle, taken as a whole.

         2.11 Other Agreements. SuperShuttle has not entered or will enter into any agreement with Tamarack Transportation, Inc., Preferred Transportation, Inc., or Southern Shuttle Services, Inc. (the "Target Companies") or any shareholders of such Target Companies other than share exchange agreements, merger agreements, registration rights agreements and employment agreements. Such agreements contain terms no less favorable than those set forth in this agreement, the registration rights agreement and the employment agreements entered into by the Shareholder.

         2.12 Disclosure. Neither this Agreement nor any of the schedules or exhibits hereto contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact which has not been disclosed to AAA-LSF that materially affects adversely or could reasonably be anticipated to materially affect adversely the assets, financial condition or operating results, customer, employee or supplier relations, business condition or prospects, or financing arrangements of SuperShuttle.

         2.13 Liens. SuperShuttle is not a party to any loan, indebtedness, security agreement, loan agreement, guarantee or financing statement which shall upon the Closing Date or thereafter subject the Transferred Assets (as defined in Section 5.3) to a lien, pledge, charge or encumbrance.

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF AAA-LSF AND
                                 THE SHAREHOLDER

         Each of the AAA-LSF entities and the Shareholder hereby represent and warrant to SuperShuttle as of the date hereof, and again at the Effective Time (subject to any changes permitted or contemplated hereby), each of the following, all of which are made jointly and severally by AAA-LSF and the Shareholder who agree to be bound to and liable for the representations and warranties set forth below and all other obligations of AAA-LSF under this Agreement. Each of the following representations and warranties are qualified to the extent set forth in the disclosure schedule that has been delivered to SuperShuttle simultaneously with the execution and delivery of this Agreement (the "AAA-LSF Disclosure Schedule"). The AAA-LSF

Disclosure Schedule describes exceptions to each applicable representation below by section numbers corresponding to the section number of the applicable qualified representation.

         3.1 Organization and Qualification. AAA-LSF is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted in every jurisdiction where the failure to do so would have a material adverse effect on its business, properties or ability to conduct the business currently conducted by it. The copies of the Articles of Incorporation and Bylaws of AAA-LSF previously furnished to SuperShuttle are correct and complete and reflect all amendments thereto.


         3.2 Authority Relative to This Agreement. AAA-LSF has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by AAA-LSF and the consummation by AAA-LSF of the transactions contemplated hereby have been duly authorized by AAA-LSF, and no other corporate proceedings on the part of AAA-LSF are necessary to authorize this Agreement and such transactions (other than the approval of the Shareholder). This Agreement has been duly executed and delivered by AAA-LSF and, assuming the due authorization and delivery thereof by SuperShuttle, constitutes a valid and binding obligation of AAA-LSF, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity. Except as set forth in the AAA-LSF Disclosure Schedule, AAA-LSF is not subject to, or obligated under, any provision of (a) its Articles of Incorporation or Bylaws, (b) any material agreement, arrangement or understanding, (c) any material license, franchise or permit, or (d) any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration would arise or any encumbrance on any of its or its subsidiaries' assets would be created, by AAA-LSF's execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby. No authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of AAA-LSF for the consummation by AAA-LSF of the transactions contemplated by this Agreement.

         3.3 Capitalization. The authorized equity capitalization of AAA Wheelchair Wagon Services, Inc. consists of 1,000 shares of Common Stock and as of the date hereof, 1,000 shares of Common Stock are issued and outstanding, all of which shares are validly issued, fully paid and non-assessable. The authorized equity capitalization of Wheelchair Ambulance of Hollywood, Inc. consists of 100 shares of Common Stock and as of the date hereof, 100 shares of Common Stock are issued and outstanding, all of which shares are validly issued, fully paid and non-assessable. The authorized equity capitalization of Limousines of South Florida, Inc. consists of 100 shares of Common Stock and as of the date hereof, 100 shares of Common Stock are issued and outstanding, all of which shares are validly issued, fully paid and non-assessable. The authorized equity capitalization of A1A Snowbird Leasing, Inc. consists of 7,500 shares of Common Stock and as of the date hereof, 100 shares of Common Stock are issued and outstanding, all of which shares are validly issued, fully paid and non-assessable. All of the issued and outstanding shares of Common Stock of AAA-LSF are owned by the Shareholder. Except as set forth in Section 3.3 of the AAA-LSF Disclosure Schedule, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating AAA-LSF to issue or sell any shares of capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock thereof or of any other corporation, nor are there any stock appreciation, phantom stock or similar rights outstanding based upon the book value or any other attribute of AAA-LSF. No holders of outstanding shares of AAA-LSF Common Stock are entitled to any preemptive or other similar rights. There are no obligations, contingent or otherwise, of AAA-LSF to repurchase, redeem or otherwise acquire any shares of AAA-LSF or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any entity other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. Upon consummation of the Exchange, SuperShuttle will own, directly or indirectly, the entire equity interest in AAA-LSF, and there will be no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating AAA-LSF to issue or sell any shares of capital stock of AAA-LSF or any other corporation.

         3.4 Financial Statements. The consolidated financial statements of AAA-LSF for the fiscal years ended December 31, 1996 and 1997, and for the interim period ended February 28, 1998, (the "AAA-LSF Financial Statements") have been delivered to SuperShuttle and were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and present fairly in all material respects the consolidated financial position, results of operations, and cash flows of AAA-LSF as of the dates and for the periods indicated therein, subject, in the case of unaudited interim statements, to normal year-end accounting adjustments and the absence of complete footnote disclosure and as set forth on the AAA-LSF Disclosure Schedules.

         3.5 Subsidiaries. Except as set forth in the AAA-LSF Disclosure Schedule, AAA-LSF does not have any Subsidiaries and does not otherwise own any stock, partnership interest, joint venture interest, or any other security issued by or equity interest in any other corporation, organization or entity.

         3.6 Absence of Undisclosed Liabilities. AAA-LSF has no obligations or liabilities (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due and regardless of when asserted), except:

                      (a) To the extent reflected or taken into account in its December 31, 1997 financial statement and not heretofore paid or discharged,

                      (b) To the extent specifically set forth in or incorporated by reference in the AAA-LSF Disclosure Schedules,

                      (c) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the December 31, 1997 financial statement (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding),

                      (d) Normal accruals, reclassifications, and audit adjustments which would be reflected on an audited financial statement,

                      (e) Liabilities incurred in the ordinary course of business, and

                      (f) Liabilities which are not material in scope or amount.

         3.7 No Material Adverse Changes. Except as set forth in the AAA-LSF Disclosure Schedule, since December 31, 1997, there has not been any material adverse change in the assets, financial condition or operating results of AAA-LSF, taken as a whole.

         3.8 Absence of Certain Developments. Except as set forth in the AAA-LSF Disclosure Schedule or except as contemplated in this Agreement, since December 31, 1997, AAA-LSF has not:

                      (a) changed its accounting methods or practices (including any change in depreciation or amortization policies or rates) or revalued any of its assets;

                      (b) redeemed or purchased, directly or indirectly, any shares of its capital stock, or declared or paid any dividends or distributions with respect to any shares of its capital stock;

                      (c) issued or sold any equity securities of it, securities convertible into or exchangeable for equity securities of it, warrants, options or other rights to acquire equity securities of it, or bonds or other securities of it;

                      (d) borrowed any amount under existing lines of credit or otherwise or incurred or become subject to any indebtedness, except as reasonably necessary for the ordinary operation of AAA-LSF's business and in a manner and in amounts that are in keeping with the historical practice of AAA-LSF;

                      (e) discharged or satisfied any lien or encumbrance or paid any liability, other than current liabilities and related liens (or current installments due on intermediate or long-term liabilities) paid or satisfied in the ordinary course of business;

                      (f) mortgaged, pledged or subjected to any lien, charge or other encumbrance, any assets of AAA-LSF with a fair market value in excess of $25,000 in the aggregate, except in the ordinary course of business or liens for current property taxes not yet due and payable;

                      (g) sold, assigned or transferred (including, without limitation, transfers to any employees, shareholders or affiliates of AAA-LSF) any tangible assets, except in the ordinary course of business;

                      (h) sold, assigned or transferred (including, without limitation, transfers to any employees, shareholders or affiliates of AAA-LSF) any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, or disclosed any proprietary or confidential information, to any person other than SuperShuttle, except in the ordinary course of business;

                      (i) materially changed the pricing or royalties set or charged by AAA-LSF to its customers or licensees or agreed to any material change in the pricing or royalties set or charged by persons who have licensed Intellectual Property Rights (as described in Section 3.15) to AAA-LSF;

                      (j) canceled, waived or compromised any right, claim or debt, other than the write-off or compromise of any account receivable in the ordinary course of business and consistent with past practice;

                      (k) suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance;

                      (l) increased the annualized level of compensation of or granted any extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant, or terminated, amended or otherwise modified any plans for the benefit of employees, except in the ordinary course of business and consistent with historical adjustments to such compensation and benefits;

                      (m) made any capital expenditures or commitments therefor, except for motor vehicles, that aggregate in excess of $25,000;

                      (n) acquire or make any commitments to acquire any motor vehicles without the prior written approval of SuperShuttle;

                      (o) made any loans or advances to, or guarantees for the benefit of, any persons (other than advances to sales personnel in the ordinary course of business); or

                      (p) except in the ordinary course of business, entered into any contract, written or oral, that involves consideration or performance by AAA-LSF of a value exceeding $25,000 or a term exceeding twelve (12) months.

         3.9 Title to and Condition of Properties.

                      (a) AAA-LSF owns good and marketable title to the properties and assets reflected on the December 31, 1997 AAA-LSF Balance Sheet or acquired since the date thereof, free and clear of all liens and encumbrances, except for (A) liens for current taxes not yet due and payable, (B) liens described in Section 3.6 of the AAA-LSF Disclosure Schedule, (C) the properties subject to the leases set forth in Section 3.9(b) of the AAA-LSF Disclosure Schedule, and (D) assets disposed of since December 31, 1997, in the ordinary course of business.

                      (b) (i) At the Effective Time, AAA-LSF will not own any real estate; (ii) the properties subject to the real property leases described in Section 3.9(b) of the AAA-LSF Disclosure Schedule constitute all of the real estate used or occupied by AAA-LSF (the "AAA-LSF Real Estate"), and (iii) AAA-LSF Real Estate has access, sufficient for the conduct of AAA-LSF's business, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operations of AAA-LSF.

                      (c) The real property leases described in Section 3.9(b) of the AAA-LSF Disclosure Schedule are in full force and effect, and AAA-LSF has a valid and existing leasehold interest under each such lease for the term set forth therein. AAA-LSF has delivered to SuperShuttle complete and accurate copies of each of the leases and none of such leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to SuperShuttle. AAA-LSF is not in default, and to the knowledge of AAA-LSF no circumstances exist which could result in such default, under any of such leases.

                      (d) A complete list of all motor vehicles and computer equipment used in the business of AAA-LSF is included as Section 3.9(d) of the AAA-LSF Disclosure Schedule. AAA-LSF owns or leases under valid leases, all buildings, machinery, equipment and other tangible assets necessary for the conduct of its business. AAA-LSF has delivered to SuperShuttle complete and accurate copies of all equipment leases and such leases are listed in the AAA-LSF Disclosure Schedule. None of such equipment leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to SuperShuttle. AAA-LSF is not in default, and to the knowledge of AAA-LSF no circumstances exist which could result in such default, under any of such equipment leases.

                      (e) To the knowledge of AAA-LSF, AAA-LSF is not in any material respect in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any properties used in the operation of its business, and AAA-LSF has not received any notice of any such violation, or of the existence of any condemnation proceeding with respect to any properties owned or leased by AAA-LSF.

         3.10 Environmental Matters. Except as set forth in the AAA-LSF Disclosure Schedule, AAA-LSF (i) has obtained all applicable permits, licenses and other authorizations (a list of which is set forth in the AAA-LSF Disclosure Schedule) which are required under federal, state or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by AAA-LSF; (ii) is in material compliance with all terms and conditions of any required permits, licenses and authorizations, and to its knowledge with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) is not aware of nor has it received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability based on or resulting from AAA-LSF's manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste; (iv) to its knowledge has taken all actions necessary under applicable requirements of such federal, state or local laws, rules or regulations to register any products or materials required to be registered by AAA-LSF thereunder; and (v) has neither disposed of nor handled any hazardous substance.

         3.11 Accounts Receivable. AAA-LSF's notes and accounts receivable recorded on the February 28, 1998 AAA-LSF Balance Sheet and those arising since the date thereof are to its knowledge valid and collectible in accordance with their terms, subject to no valid counterclaims or setoffs, other than to the extent of the reserves set forth on the books and records of AAA-LSF or as disclosed in the AAA-LSF Disclosure Schedule. All such accounts receivable of AAA-LSF arose in the ordinary course of business and are carried at values determined in accordance with generally accepted accounting principles consistently applied.

         3.12 Tax Matters. Except as set forth in the AAA-LSF Disclosure Schedule, AAA-LSF has filed all federal, foreign, state, county and local income, excise, property, sales and other tax returns which are required to be filed by it for all periods prior to the Effective Time, and all such returns are true and correct; all taxes due and payable by AAA-LSF (whether or not shown on any tax return) for all periods prior to December 31, 1997 have been paid; AAA-LSF's reserves and provisions for taxes on the balance sheets included in the AAA-LSF Financial Statements are sufficient for all accrued and unpaid taxes as of the dates of such balance sheets; AAA-LSF has paid all taxes due and payable by it or which it is obligated to withhold from amounts owing to any employee, creditor, or third party; AAA-LSF has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency; and AAA-LSF has not received notice of any unresolved questions or claims concerning the tax liability of AAA-LSF. AAA-LSF has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection
(f) asset" as defined in Section 341(f)(4) of the Code) owned by AAA-

LSF. AAA-LSF (i) is not and has not been a member of an affiliated group filing a consolidated federal income tax return (other than an affiliated group the common parent of which was AAA-LSF) and (ii) does not have any liability for taxes of any person (other than AAA-LSF) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor by contract or otherwise. AAA-LSF is not a party to a tax sharing or allocation agreement nor does AAA-LSF owe any amount under any such agreement. AAA-LSF is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that, either in whole or in part, would be nondeductible under Sections 280G or 162 of the Code. AAA-LSF has not been a "United States real property holding corporation" (within the meaning of Section 897(c)(2) of the Code) at any time within the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

         3.13 Contracts and Commitments.

                      (a) Except as set forth in the AAA-LSF Disclosure Schedule, AAA-LSF is not a party to any: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement, or other form of deferred compensation plan; (iii) medical insurance or similar plan or practice, whether formal or informal; (iv) contract for the employment of any officer, employee, or other person on a full-time or consulting basis or relative to severance pay or change-in-control benefits for any such person; (v) agreement or indenture relating to the borrowing of money in excess of $25,000 or to mortgaging, pledging or otherwise placing a lien on any assets of AAA-LSF which has a fair market value in excess of $25,000 in the aggregate; (vi) guaranty of any obligation for borrowed money or otherwise, other than endorsements made for collection; (vii) lease or agreement under which it is lessor of, or permits any third party to hold or operate, any property, real or personal; (viii) contract or group of related contracts with the same party for the purchase of products or services, under which the undelivered balance of such products and services has a purchase price in excess of $25,000; (ix) contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $25,000; (x) other contract or group of related contracts with the same party continuing over a period of more than twelve (12) months from the date or dates thereof or involving more than $25,000; (xi) material contract relating to the distribution of AAA-LSF's products; (xii) franchise agreement; or (xiii) other agreement material to AAA-LSF's business or not entered into in the ordinary course of business.

                      (b) AAA-LSF has furnished or otherwise made available to SuperShuttle a true and correct copy of each written contract or commitment, and a written description of each oral contract or commitment, referred to in this Section 3.13, together with all amendments, waivers or other changes thereto.

                      (c) Except as specifically disclosed in the AAA-LSF Disclosure Schedule: (i) AAA-LSF's relations with customers and suppliers are good; (ii) since the date of the December 31, 1997 AAA-LSF Balance Sheet, no significant customer or supplier has indicated that it will stop or materially decrease the rate of business done with AAA-LSF, except for changes in the ordinary course of AAA-LSF's business; (iii) AAA-LSF has performed all material obligations required to be performed by it in connection with the contracts or commitments described herein and AAA-LSF has not been advised of or received any claim of default under any such contract or commitment; (iv) AAA-LSF has no present expectation or intention of not fully performing any obligation pursuant to any contract or commitment; and (v) AAA-LSF has no knowledge of any breach by any other party to any contract or commitment.

         3.14 Restrictions on Business Activities. Except as set forth in the AAA-LSF Disclosure Schedule, there is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which AAA-LSF is a party or otherwise binding on AAA-LSF which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of AAA-LSF.

         3.15 Intellectual Property Rights.

                      (a) The AAA-LSF Disclosure Schedule lists all of AAA-LSF's federal, state and foreign registrations of trademarks, service marks and other marks, trade names or other trade rights, and all pending applications for any such registrations, all other trademarks and other marks, trade names and other trade rights, or in which AAA-LSF has any interest whatsoever, and all other trade secrets and other intellectual property rights, whether or not registered, created or used by or on behalf of AAA-LSF, in each case relating to its business (collectively, "Intellectual Property Rights"). The Intellectual Property Rights listed in the AAA-LSF Disclosure Schedule are all those used by AAA-LSF in connection with its business.

                      (b) Except as set forth on the AAA-LSF Disclosure Schedule, AAA-LSF has full legal right, title and interest to the Intellectual Property and has not granted any rights in or to the same to any third party. To the knowledge AAA-LSF and except as set forth on the AAA-LSF Disclosure Schedule, conduct of the business as presently conducted and the conduct, use and exploitation of the Intellectual Property does not infringe or misappropriate any rights held or asserted by any person or entity and no person or entity is infringing on the Intellectual Property. Except as set forth on the AAA-LSF Disclosure Schedule, no payments are required for the continued use of the Intellectual Property. None of the Intellectual Property has ever been declared invalid or unenforceable or is the subject of any pending or to the knowledge of AAA-LSF threatened action for opposition, cancellation, declaration, infringement or invalidity, unenforceability or misappropriation or like claim, action or proceeding.

         3.16 Litigation. Except as set forth in the AAA-LSF Disclosure Schedule, there are no actions, suits, proceedings, orders or investigations pending or, to the knowledge of AAA-LSF, threatened against AAA-LSF, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to AAA-LSF, would result in a material adverse effect to AAA-LSF's operations and financial condition and there is no basis known to AAA-LSF for any of the foregoing. Except as set forth in the AAA-LSF Disclosure Schedule, AAA-LSF has not received any opinion or legal advice to the effect that AAA-LSF is exposed from a legal standpoint to any material liability. No governmental entity has at any time challenged or questioned the legal right of AAA-LSF to offer or provide any of its services in the present manner or style thereof.

         3.17 Brokers' Fees. AAA-LSF is not liable for any brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement.

         3.18 Employment. Except as set forth in the AAA-LSF Disclosure Schedule, to the knowledge of AAA-LSF: (i) no key executive employee of AAA-LSF and no group of AAA-LSF's other employees has any plans to terminate his, her or its employment; (ii) AAA-LSF has no material labor relations problems pending; and (iii) its labor relations are satisfactory in all material respects.

         3.19 Employee Benefit Plans. AAA-LSF has no employee benefit plans.

         3.20 Insurance. The AAA-LSF Disclosure Schedule lists each insurance policy and fidelity bond currently maintained by AAA-LSF with respect to its properties, assets, employees and officers and directors and sets forth the date of expiration of each insurance policy. All insurance policies listed as currently maintained are in full force and effect and AAA-LSF is not in default with respect to its obligations under any of such insurance policies. All premiums have been paid and there is no retroactive premium adjustment obligation of any kind or character. There is no claim of AAA-LSF pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. AAA-LSF has no knowledge of any threatened termination of, or material premium increase with respect to, any such policies.

         3.21 Insider Transactions. Except as set forth herein or in the AAA-LSF Disclosure Schedule, no officer, director or shareholder of AAA-LSF or any member of the immediate family of any such officer, director or shareholder, or any entity in which any of such persons owns any beneficial interest (other than a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by any of such persons) (collectively "Insiders"), has any agreement with AAA-LSF or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of AAA-LSF. For purposes of the preceding sentence, the members of the immediate family of an officer, director or shareholder shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director or shareholder.

         3.22 Compliance With Laws; Permits; Certain Operations. AAA-LSF and its officers, directors, and to its knowledge agents and employees have complied in all material respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof which affect the business or any owned or leased properties of AAA-LSF and to which AAA-LSF may be subject, and no claims have been filed against AAA-LSF alleging a violation of any such law or regulation, except as set forth in the AAA-LSF Disclosure Schedule. Without limiting the generality of the foregoing, AAA-LSF has not violated, or received a notice or charge asserting any violation of, the Occupational Safety and Health Act of 1970, or any other state or federal acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety. AAA-LSF has not given or agreed to give any money, gift or similar benefit (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee or any other person in a position to assist or hinder AAA-LSF in connection with any actual or proposed transaction. AAA-LSF holds all permits, licenses, certificates and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of its business, including specifically the permits, licenses, certificates and other authorizations described in Section 3.22 of the AAA-LSF Disclosure Schedule.

         3.23 Disclosure. Neither this Agreement nor any of the schedules or exhibits hereto contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

         3.24 Minute Books. The minute books of AAA-LSF shall be made available to counsel for SuperShuttle and those delivered shall be the only minute books of AAA-LSF and shall contain an accurate summary of all meetings of directors (or committees thereof) and shareholders or actions by written consent since the time of incorporation of AAA-LSF.

         3.25 Compensation. Any amounts paid, if any, as compensation or otherwise to the Shareholder following the Effective Time shall equal the fair value for services provided by the Shareholder to AAA-LSF and/or to SuperShuttle.

         3.26 Medicaid and Other Third Party Payor Matters.

                      (a) To the best of AAA-LSF's knowledge, AAA-LSF has met and continues to meet without material exception, all State and Federal laws and regulations governing participation in the Third Party Payor programs and plans, all of the terms and conditions set forth in the Third Party Payor agreements and all of the terms and conditions for participation in the health care plans described in the Third Party Payor agreements. In addition, AAA-LSF has not received any notice from any governmental or public body, agency or instrumentality alleging that the operation of AAA-LSF is not in accordance with regulations affecting its certifications or participation in any Third Party Payor program.

                      (b) Except as otherwise set forth in the AAA-LSF Disclosure Schedules, there is no claim, action, temporary restraining order, injunction, suit, proceeding, inquiry or investigation, at law or in equity, before or by an internal board or body of AAA-LSF, any external board, body or entity chosen, retained or hired by AAA-LSF, any judicial or administrative court, governmental agency, public board or body, pending, contemplated or, to the best of AAA-LSF's knowledge, threatened against AAA-LSF, nor is there any basis therefore wherein an unfavorable decision, ruling or finding would in any way adversely affect AAA-LSF's compensation and/or reimbursement under the Third Party Payor agreements.

                                    ARTICLE 4
            ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

         The Shareholder hereby represents and warrants to SuperShuttle as of the date hereof, and again at the Effective Time, with respect to herself each of the following:

         4.1 Organization, Standing and Authority of Shareholder. The Shareholder has all requisite power and authority to execute and deliver this Agreement, to perform her obligations hereunder and to consummate the transactions contemplated hereby.

         4.2 Execution and Delivery; No Conflicts.

                      (a) This Agreement has been duly executed and delivered by Shareholder and the agreements of Shareholder contained herein constitute the valid and binding obligations of the Shareholder, enforceable against Shareholder in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting generally the enforcement of creditors' rights.

                      (b) The execution, delivery and performance of this Agreement by Shareholder and the consummation of the transactions contemplated hereby (i) have been duly and validly authorized by all necessary action on the part of the Shareholder; and (ii) are not prohibited by, do not violate any provision of, and will not result in the breach of, or accelerate or permit the acceleration of the performance required by the terms of any applicable law, rule, regulation, judgment, decree, order or other requirement of the United States or any state of the United States, or any court, authority, department, commission, board, bureau, agency or instrumentality of either thereof, in a manner which would have a material adverse affect on the ability of the Shareholder to enter into and consummate this Agreement, or any material contract, indenture, agreement or commitment to which Shareholder is a party or is bound in a manner which would have a material adverse affect on Shareholder.

         4.3 Consents and Approvals. The execution, delivery and performance by Shareholder of this Agreement and the consummation by Shareholder of the transactions contemplated hereby do not require Shareholder to obtain any consent, approval or action of, or make any filing with or give any notice to, any corporation, person or firm or any public, governmental or judicial authority except: (a) such as have been duly obtained or made, as the case may be, and are in full force and effect on the date hereof; and (b) those which the failure to obtain would have no material adverse affect on the transactions contemplated hereby.

         4.4 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Shareholder directly with the other parties hereto, without the intervention of any person on behalf of Shareholder in such manner as to give rise to any claim by any person against the Company, AAA-LSF or Shareholder for a finder's fee, brokerage commission or similar payment.

         4.5 Securities Laws Compliance. The securities to be acquired by Shareholder under the terms of this Agreement will be acquired for Shareholder's own account for the purpose of investment and not with the present intention of public resale or public distribution of all or any part of the securities. Shareholder agrees that she will refrain from transferring or otherwise disposing of any of the securities, or any interest therein, in such manner as to violate the Securities Act of 1933 (the "Securities Act") or of any applicable state securities law regulating the disposition thereof. Shareholder agrees that the certificates representing the securities shall bear legends to the effect that such securities have not been registered under the Securities Act or any applicable state securities laws and that no interest therein may be transferred or otherwise disposed of in violation of the provisions thereof or of the rules and regulations issued thereunder.

         4.6 Shareholder Experience and Investment Representations.

                      (a) The Shareholder is able to bear the economic risk of an investment in the securities acquired by it pursuant to this Agreement.

                      (b) The Shareholder is an experienced and sophisticated investor in the shuttle transportation business and has such knowledge and experience in such matters that it is capable of evaluating the risks and merits of acquiring the SuperShuttle securities. The Shareholder has not been formed or organized for the specific purpose of acquiring the securities. The Shareholder has had, during the course of this transaction and prior to its acquisition of the SuperShuttle securities, the opportunity to ask questions of, and receive answers from, SuperShuttle and its management concerning SuperShuttle and the terms and conditions of this Agreement. The Shareholder hereby acknowledges that it or its representatives has received all such information as it considers necessary for evaluating the risks and merits of acquiring the securities and for verifying the accuracy of any information furnished to it or to which it had access.

                      (c) The Shareholder has had the opportunity to consult with financial advisers and counsel of its own choosing in making an informed decision with respect to the Exchange consideration and has consulted with counsel of its own choosing in making an informed decision with respect to the terms of this Agreement.

                      (d) The Shareholder is an "accredited investor" as defined in and for purposes of Rule 501 and Regulation D promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act.

                                    ARTICLE 5
                 CONDUCT PENDING AND SUBSEQUENT TO THE EXCHANGE

         5.1 Conduct of Business Pending the Exchange. AAA-LSF covenants and agrees that, prior to the Effective Time, unless SuperShuttle shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this
Agreement:

                      (a) AAA-LSF (i) shall conduct its business only in the ordinary course, on an arm's length basis and in accordance with all applicable laws, rules and regulations and past custom and practice;
         (ii) shall maintain its facilities in good operating condition, ordinary wear and tear excepted; and (iii) shall use its reasonable best efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it;

                      (b) AAA-LSF (i) shall confer on a regular basis and upon demand with representatives of SuperShuttle and report operational matters and the general status of ongoing operations; (ii) shall deliver to SuperShuttle monthly financial reports including balance sheets and income statements prepared in accordance with generally accepted accounting principles by the 20th day of the following month during the period from March 31, 1998 until the expiration of the right of Recision (as defined in Section 5.2) and shall deliver statements of cash flows by July 30, 1998 for the first quarter; (iii) shall notify SuperShuttle of any emergency or other change in the normal course of its business or in the operation of its properties and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated); and (iv) shall not take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at, or at any time prior to, the Effective Time;

                      (c) AAA-LSF shall not, directly or indirectly, do or permit to occur any of the following: (i) amend or propose to amend its Articles of Incorporation or Bylaws; (ii) issue, sell, pledge, dispose of or encumber (A) any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its capital stock (other than pursuant to the exercise of previously granted options) or (B) any of its assets, except in the ordinary course of business consistent with past practices; (iii) split, combine or reclassify any of its outstanding shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any shares of its capital stock; (iv) redeem, purchase or acquire or offer to acquire any shares of its capital stock; (v) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof or any interest therein; (vi) incur any indebtedness for borrowed money or issue any debt securities (other than in the ordinary course of business and in amounts consistent with past practices); (vii) make any loans (except for advances to sales personnel in the ordinary course of business and consistent with past practice); (viii) enter into any Insider transactions; or
         (ix) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 5.1(c);

                      (d) AAA-LSF shall not, directly or indirectly, enter into or modify any contract, agreement or understanding, written or oral, that involves consideration or performance of AAA-LSF, as the case may be, of a value exceeding $25,000 or a term exceeding twelve months, except in the ordinary course of business and consistent with past practice;

                      (e) AAA-LSF shall not enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, or severance or termination pay to, any officers, directors, employees or consultants other than in the ordinary course of business and consistent with past practice;

                      (f) AAA-LSF shall not adopt or amend in any material respect any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other benefit plan, trust, fund or group arrangement for the benefit or welfare of any officers, directors or employees;

                      (g) AAA-LSF shall not allow its current insurance policies to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneous with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect; and

                      (h) AAA-LSF shall promptly notify SuperShuttle if AAA-LSF learns of any dispute between AAA-LSF and any governmental or regulatory body which, if adversely determined, would have a material adverse effect, (ii) any material change in the manner, method or procedure of Medicare reimbursement or Medicaid reimbursement in the State of Florida, or notice from any governmental or public body, agency or instrumentality that AAA-LSF is proposed to be excluded, suspended or debarred from any governmental health care program advising that AAA-LSF is not in compliance with statutes or regulations affecting its operations, including statutes and regulations under the Medicare and Medicaid programs.

         5.2 Conduct Subsequent to the Exchange.

                      (a) The Share Exchange shall be rescinded automatically (the "Recision") upon the occurrence of any of the following events:
         (i) if SuperShuttle does not file a registration statement for an initial public offering on Form S-1 with the SEC by May 31, 1998 to register for sale shares of SuperShuttle Common Stock; (ii) if the SEC does not declare such registration statement effective by July 31, 1998, or (iii) if the underwritten initial registration statement for an initial public offering on a firm commitment basis does not occur by August 10, 1998, providing a per share offering price to the public of at least $6.50.

                      (b) As security for each party's rights of recision hereunder, the parties designate Akerman, Senterfitt & Eidson, P.A. as escrow agent (the "Escrow Agent") to hold: (i) the stock certificates in AAA-LSF formerly held by the Shareholder to be held for the benefit of SuperShuttle; and (ii) the stock certificates in SuperShuttle issued hereunder for the benefit of the Shareholder. If this Agreement is rescinded in accordance with Section 5.2(a), the Escrow Agent shall immediately, and without any further action by any party, deliver (a) to SuperShuttle the stock certificates of SuperShuttle, which certificates shall be immediately canceled, and (b) to Shareholder the stock certificates of AAA-LSF delivered by each Shareholder to the Escrow Agent. During the period in which the stock certificates as held in escrow, the Escrow Agent shall vote the SuperShuttle Common Stock as directed by the Shareholder and shall vote the AAA-LSF Common Stock as directed by SuperShuttle.

                      (c) If this Agreement is rescinded, the parties' rights and obligations shall cease as if this Agreement never existed, except for the indemnification provisions set forth in Section 5.2(d) below. SuperShuttle, AAA-LSF and each Shareholder upon recision agrees to treat this transaction as rescinded effective as of the Effective Time and file all tax returns, reports or other statements consistent with such agreement.

                      (d) In the event that the Share Exchange is rescinded, SuperShuttle shall indemnify and hold the Shareholder and AAA-LSF harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages, including, without limitation, related counsel and paralegal fees and expenses incurred or suffered by the Shareholder or AAA-LSF arising out of or resulting from a breach by SuperShuttle of any covenant or agreement as set forth in Section 5.3 and a breach of the representation set forth in Section 2.13.

         5.3 SuperShuttle Recision Right. SuperShuttle shall have the option to rescind the Share Exchange if Southern Shuttle Services, Inc. ("Southern") has not received the written approval of the Aviation Department for Dade County of the changes in ownership of Southern to Supershuttle by the effective date of SuperShuttle's registration statement on Form S-1.

         5.4 Conduct by SuperShuttle. During the time from the Closing Date to such time as the Share Exchange is rescinded or until the Recision rights expire (the "Option Period"), SuperShuttle shall not take any action which could affect the Recision rights and affect the ability of the Shareholder to then operate AAA-LSF as if the exchange never occurred, including, but not limited to:

                      (a)  Cancellation of any material contracts;

                      (b) Combining any operations, duties or tasks of AAA-LSF with and into any operations of SuperShuttle or its subsidiaries;

                      (c) Combining any employee benefit plans with the plans of
                          SuperShuttle;

                      (d) Pledging, encumbering or incurring any liens upon the assets, properties, business or the shares of AAA-LSF (the "Transferred Assets");

                      (e)  Declaring any dividends in property or cash;

                      (f)  Taking any of the actions contemplated by Section
                           5.1;

                      (g) Using or allowing the use of the Transferred Assets to satisfy any judgments or claims.

In addition, during the Option Period, the board of directors of AAA-LSF will be comprised of three members: Karen N. Caputo, Mark Levitt and a designee of SuperShuttle and Karen N. Caputo shall remain as President. If the Share Exchange is rescinded, the SuperShuttle designee shall immediately resign from the board of directors of AAA-LSF. Upon the expiration of the Recision rights, the board of directors of AAA-LSF will be comprised of: R. Brian Wier, Thomas C. LaVoy and a designee of the Shareholder.

                                    ARTICLE 6
                              ADDITIONAL AGREEMENTS

         6.1 Expenses. Each of SuperShuttle and AAA-LSF shall bear their own legal and accounting fees and other expenses relating to this transaction. In addition, AAA-LSF will bear the expenses associated with the conduct of the required accounting audit of its books and records relating to this transaction.

         6.2 No Negotiations. Until March 31, 1998, or such later date as the parties may mutually agree, AAA-LSF and the Shareholder agree that neither they nor AAA-LSF's directors, officers, employees or agents (i) shall solicit, negotiate or accept any offers for the sale of AAA-LSF or any substantial portion thereof (whether by merger or sale of stock or assets or otherwise) or provide any non-public information with respect thereto, or (ii) shall solicit, negotiate, or accept any offers for the acquisition of any material business. AAA-LSF shall promptly notify SuperShuttle if it (or to its knowledge any of the other enumerated persons or any Shareholder) is approached by any person interested in acquiring the assets or capital stock of AAA-LSF.

         6.3 Notification of Certain Matters. SuperShuttle and AAA-LSF shall give prompt notice to each other of (i) the occurrence or failure to occur of any event, which occurrence or failure would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate at, or at any time prior to, the Effective Time, and (ii) any material failure of such party, or any officer, director, shareholder, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

         6.4 Access to Information; Confidentiality.

                      (a) Until March 31, 1998, or the Effective Time each of SuperShuttle and AAA-LSF shall have the opportunity to make a complete review of the books, records, business and affairs of AAA-LSF or SuperShuttle, as applicable. Such review may be conducted at any and all reasonable times by such persons as SuperShuttle or Southern designates. To facilitate such review, the parties shall provide to the other party and its agents complete access to all of its records and documents, shall provide the other party with personal, bank and professional references, and shall use reasonable efforts to make available for consultation customers, employees, suppliers and distribution channels.

                      (b) Each of SuperShuttle and AAA-LSF agrees that all non-public information provided to the other enumerated parties will be treated as confidential, and if this Agreement is terminated, will return to such other parties all confidential documents (and all copies thereof) in its possession, or will certify to the other parties that all such documents not returned have been destroyed. Further, regardless of whether this Agreement is terminated, each party shall continue to hold all confidential information of the other in strictest confidence in accordance with the Letter of Intent entered into by SuperShuttle and AAA-LSF on February 25, 1998.

         6.5 Consents; Approvals. SuperShuttle and AAA-LSF shall each use their reasonable best efforts to obtain all consents, waivers, approvals, authorizations or orders, and each such party shall make all filings required in connection with the authorization, execution and delivery of this Agreement by such party and the consummation by them of the transactions contemplated hereby. Each of SuperShuttle and AAA-LSF shall furnish all information required to be included for any application or filing to be made pursuant to the rules and regulations of any applicable governmental body in connection with the transactions contemplated by this Agreement.

         6.6 Supplements to Disclosure Schedules. From time to time prior to the Effective Time, SuperShuttle and AAA-LSF will each promptly supplement or amend their respective Disclosure Schedules with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any such Disclosure Schedule or which is necessary to correct any information in any such Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to any such Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2 or 7.3 of this Agreement, as the case may be, except as otherwise provided in Sections 7.2(a) and 7.3(a).

         6.7 Non-Solicitation of Employees. For a period of one year from the date hereof, no party shall solicit, negotiate with or hire any employee of the other party.

         6.8 Election of Directors. SuperShuttle shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to (i) increase, effective as of the Effective Time, the number of directors serving on the SuperShuttle Board of Directors to accommodate the election of one (1) designee of AAA-LSF (designated collectively with Southern Shuttle Services, Inc.); (ii) elect, effective as of the Effective Time, that one designee to SuperShuttle's Board of Directors and
(iii) appoint such designee to Supershuttle's "pricing committee" of the Board of Directors.

         6.9 Confidential Information and Covenant Not To Compete. The Shareholder hereby covenants and agrees as follows:

                      (a) at any time following execution of this Agreement and consummation of the Exchange transactions, unless the Share Exchange Agreement is rescinded the Shareholder shall not use or disclose, directly or indirectly, for any reason whatsoever or in any way any confidential information or trade secrets of AAA-LSF or SuperShuttle, including by way of example, names or descriptions of customers, financial statements, product or service pricing or other information, contract proposals and bidding information, and any and other information of a proprietary or confidential character;

                      (b) that until the later of three (3) years following the consummation of the Exchange transactions or termination of the employment agreement referenced in Section 7.1(d), the Shareholder shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other capacity whatsoever, engage or participate in any businesses in competition in any manner whatsoever with the business of AAA-LSF, SuperShuttle or any affiliate of either of them as such business is presently conducted (the "Business") in Dade, Palm Beach, Broward and Orange Counties, Florida or (the "Applicable Counties"). Not limiting the generality of the foregoing, the business of AAA-LSF and SuperShuttle shall be deemed to consist of the transportation, over land, of passengers for hire, including, by way of example, transportation to and from airports, ports or stations of embarkation for travel. In addition, until the expiration of five years following the consummation of the Exchange transactions the Shareholder shall not enter into any agreement with a party currently doing business with Southern, SuperShuttle or any affiliates of either of them for the provision of services substantially similar to those provided currently.

                      (c) from and after the date of this Agreement, the Shareholder shall not solicit or negotiate any contract or agreement that constitutes or would constitute engaging in competition with the Business of AAA-LSF or SuperShuttle in the Applicable Counties;

                      (d) each of the Shareholder by execution of this Agreement assigns to AAA-LSF any and all rights and interests in the business concept employed by AAA-LSF to the extent that they have any interest therein, and in any name under which such businesses may have been conducted, and agree not to undertake to conduct business employing any such name or business concept at any place at which SuperShuttle or any of its affiliates conduct business.

In the event that the Share Exchange Agreement is rescinded, this Section 6.9 shall be void and of no further effect and any employment agreement between AAA-LSF and a Shareholder in effect shall be terminated and the non-competition provisions hereof shall immediately terminate.

         The Shareholder hereby specifically acknowledges and agrees that the temporal, geographical and other restrictions contained in this Section 6.9 are reasonable and necessary to protect the business and prospects of AAA-LSF and SuperShuttle and that the enforcement of the provisions of this Section 6.9 will not work an undue hardship on the Shareholder. Shareholder further agree that in the event that either the temporal, geographical or any other restrictions, or a portion thereof, set forth in this Section 6.9 is determined to be overly restrictive and nonenforceable, the covenants set forth shall be reduced and modified to those which are reasonable and enforceable under the circumstances to the fullest extent permitted under applicable law in the judgment of the applicable court. The Shareholder acknowledges and agrees that SuperShuttle does not have an adequate remedy at law for the breach or threatened breach of the covenants contained in this Section 6.9 and the Shareholder therefore specifically agrees that SuperShuttle may, in addition to any other remedies which may be available hereunder or as a matter of law or in equity, file a suit in equity to enjoin the Shareholder from the breach or threatened breach.

         If the provisions of this Section 6.9 are held to be invalid or unenforceable as against public policy, the remaining provisions of this Agreement shall not be affected thereby.

         6.10 Collateral and/or Guarantees for Certain AAA-LSF Loans. As soon as practical after the expiration of the Recision rights, SuperShuttle shall take such steps to replace (i) the personal guarantees of the Shareholder on certain AAA-LSF loans and (ii) the cash collateral pledged by certain Shareholder to secure certain bonds and letters of credit established on behalf of AAA-LSF. Notwithstanding the foregoing, Southern may at its option, replace such personal guaranties and cash collateral with such bonds as are acceptable to the lender.

         6.11 Shareholder Loans. The AAA-LSF loans reflected on the books of AAA-LSF, which are listed on Schedule 6.11 hereto, shall be forgiven by Shareholder.

         6.12 Tax Treatment. The parties hereto will use their respective best efforts to cause the Exchange to be a tax free reorganization under Section 368(a)(1)(B) of the Code and do not intend to take any action after the Effective Date to cause the Exchange to lose its tax free status. All parties hereto agree to file the Share Exchange Agreement with its respective Federal Income Tax returns in the year in which the Exchange is effective and to comply with the reporting requirements. The parties shall take no action with respect to the Share Exchange to jeopardize such tax free status.

                                    ARTICLE 7
                                   CONDITIONS

         7.1 Conditions to Obligations of Each Party to Effect the Exchange. The respective obligations of each party to effect the Exchange shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                      (a) this Agreement and the Exchange with respect to AAA-LSF, and the issuance of the SuperShuttle Common Stock, shall have been approved and/or adopted, as required by applicable law and the parties' Certificate/Articles of Incorporation and Bylaws, by the requisite vote of the Shareholder, if any, and/or the boards of directors of SuperShuttle and AAA-LSF;

                      (b) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Exchange shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Exchange, which makes the consummation of the Exchange illegal;

                      (c) no party hereto shall have terminated this Agreement as permitted herein; and

                      (d) SuperShuttle and Karen Caputo shall have entered into an Employment Agreement substantially in the form attached hereto as Exhibit "D."

         7.2 Additional Conditions to Obligations of SuperShuttle. The obligations of SuperShuttle to effect the Exchange are also subject to the fulfillment at or prior to the Effective Time of the following conditions:

                      (a) the representations and warranties of AAA-LSF and the Shareholder in this Agreement shall be true and correct in all material respects as of the Effective Time as if made at and as of the Effective Time (subject to any changes permitted or contemplated hereby and except for the updating or correction of the disclosures in the AAA-LSF Disclosure Schedule which do not reflect any change that is reasonably likely to have a material adverse effect on the assets, liabilities, business, results of operations, financial condition or prospects of AAA-LSF); and AAA-LSF shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time;

                      (b) AAA-LSF and the Shareholder shall have furnished to SuperShuttle a certificate in which AAA-LSF shall certify that the conditions set forth in Section 7.2(a) have been fulfilled;

                      (c) AAA-LSF shall have furnished to SuperShuttle (i) a copy of the text of the resolutions by which the corporate action on the part of AAA-LSF necessary to approve this Agreement and the Exchange were taken and (ii) certificates executed on behalf of AAA-LSF certifying to SuperShuttle that such copy is a true, correct and complete copy of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded;

                      (d) AAA-LSF shall have furnished to SuperShuttle (i) a balance sheet dated a date not more than thirty days prior to the Effective Time (the "Current Balance Sheet") and (ii) an income statement for the period from January 1, 1998, to the date of the Current Balance Sheet;

                      (e) there shall have been no material adverse change in the business, assets, properties, financial condition or operating results of AAA-LSF;

                      (f) there shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit SuperShuttle from exercising the material rights and privileges pertaining to its ownership of AAA-LSF or the ownership or operation by SuperShuttle or any of its subsidiaries of all or a material portion of the business or assets of SuperShuttle or any of its subsidiaries, or seeking to compel SuperShuttle or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of SuperShuttle or any of its subsidiaries, as a result of the Exchange or the transactions contemplated by this Agreement;

                      (g) SuperShuttle shall have otherwise been reasonably satisfied with all of its due diligence;

                      (h) All of the transactions contemplated by Schedule 1.1(a) and Schedule 1.1(b) shall have been consummated or shall be simultaneously consummated with the Effective Time in a manner reasonably acceptable to SuperShuttle and as contemplated by Schedule 1.1(a) and Schedule 1.1(b).

Notwithstanding the failure of any condition in this Section 7.2, SuperShuttle may conditionally waive the failed condition and consummate the transaction, but shall be entitled to pursue adequate and appropriate reimbursement for all costs, damages and liabilities in connection with the failed condition and may withhold such of the Exchange consideration as SuperShuttle deems reasonably appropriate to assure payment of the costs, damages and liabilities associated with the failed condition.

         7.3 Additional Conditions to Obligation of AAA-LSF. The obligation of AAA-LSF to effect the Exchange is also subject to the fulfillment at or prior to the Effective Time of the following conditions:

                      (a) the representations and warranties of SuperShuttle set forth in Article 2 shall be true and correct in all material respects as of the Effective Time as if made at and as of the Effective Time (subject to any changes permitted or contemplated hereby and except for the updating or correction of the disclosures in the SuperShuttle Disclosure Schedule which do not reflect any change that is reasonably likely to have a material adverse effect on the assets, liabilities, business, results of operations, financial condition or prospects of SuperShuttle and its subsidiaries, taken as a whole) and each of SuperShuttle shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time;

                      (b) SuperShuttle shall have furnished to AAA-LSF a certificate in which SuperShuttle shall certify that the conditions set forth in Section 7.3(a) have been fulfilled;

                      (c) SuperShuttle shall have furnished to AAA-LSF (i) a copy of the text of the resolutions by which the corporate actions on the part of SuperShuttle necessary to approve this Agreement and the Exchange were taken and (ii) certificates executed on behalf of SuperShuttle by its corporate secretary or one of its assistant corporate secretaries certifying to AAA-LSF, in each case, that such copy is a true, correct and complete copy of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded;

                      (d) SuperShuttle shall have obtained each consent and approval necessary in order that the Exchange and the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration or any encumbrance on any of SuperShuttle's assets pursuant to the provisions of any material agreement, arrangement or understanding or any material license, franchise or permit;

                      (e) all corporate action necessary by SuperShuttle to elect, as of the Effective Time and as contemplated by Section 6.9 hereof, the one designee of AAA-LSF to SuperShuttle's Board of Directors, shall have been duly and validly taken;

                      (f) SuperShuttle shall have furnished to AAA-LSF (i) a balance sheet dated a date not more than thirty days prior to the Effective Time (the "Current Balance Sheet") and (ii) an income statement for the period from January 1, 1998, to the date of the Current Balance Sheet;

                      (g) AAA-LSF shall have otherwise been reasonably satisfied with its due diligence investigation;

                      (h) there shall have been no material adverse change in the business, assets, properties, financial condition or operating results of SuperShuttle; and

                      (i) there shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit the Shareholder from exercising the material rights and privileges pertaining to his or her ownership of AAA-LSF or the ownership or operation by AAA-LSF of all or a material portion of the business or assets of AAA-LSF, or seeking to compel AAA-LSF or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of AAA-LSF or any of its subsidiaries, as a result of the Exchange or the transactions contemplated by this Agreement.

         7.4 Conditions to the Closing. The Closing shall occur upon the fulfillment of the following conditions:

                      (a) SuperShuttle shall have closed the transactions contemplated with Preferred Transportation, Inc. and Tamarack Transportation, Inc.

                      (b) Southern shall have received written approval of the Aviation Department for Dade County of the changes in ownership of Southern to SuperShuttle; and

                      (c) Limousines of South Florida, Inc. ("LSF") shall have received the written consent of Broward County to the change in ownership of LSF to SuperShuttle.

         7.5 Other Deliveries. AAA-LSF and SuperShuttle shall cooperate after the Effective Time to complete the following:

                      (a) AAA-LSF shall deliver full and complete AAA-LSF Disclosure Schedules to SuperShuttle on or before April 22, 1998; and

                      (b) AAA-LSF shall use its reasonable best efforts to receive the written consent, in form reasonably acceptable to SuperShuttle, to the transfer of the AAA-LSF Common Stock whenever required by the terms of each material contract to which AAA-LSF is a party or where required by federal, state or local law, on or before the Closing Date.

                                    ARTICLE 8
                        TERMINATION, AMENDMENT AND WAIVER

         8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

                      (a) by mutual written consent of a duly authorized officer of SuperShuttle and AAA-LSF;

                      (b) by either party if the other party breaches any of its material representations, warranties or covenants contained herein and, if such breach is curable, such breach is not cured on or prior to 10 days after notice;

                      (c) by either SuperShuttle or AAA-LSF if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Exchange;

                      (d) by either SuperShuttle or AAA-LSF if the Closing Date shall not have occurred on or before April 30, 1998, or such later date as may be mutually agreed upon by the parties;

                      (e) by SuperShuttle, if the conditions set forth in
         Section 7.2 hereof shall have not been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by AAA-LSF on or before April 30, 1998; or

                      (f) by AAA-LSF, if the conditions set forth in Section 7.3 hereof shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by SuperShuttle on or before April 30, 1998.

provided, however, that no party shall have the right to terminate this Agreement unilaterally if the event giving rise to such right shall be primarily attributable to such party or to any affiliated party.

         8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall become void and there shall be no liability or further obligation hereunder on the part of SuperShuttle, AAA-LSF or their respective shareholders, officers or directors, except as set forth in Sections 5.2, 6.2, 6.4(b), or 6.7 hereof.

         8.3 Amendment. This Agreement may not be amended except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

         8.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

                                    ARTICLE 9
                               GENERAL PROVISIONS

         9.1 Survival of Representations and Warranties. All representations and warranties made by SuperShuttle, AAA-LSF and the Shareholder in this Agreement shall terminate as of the Effective Time or upon termination of this Agreement as provided in Section 8.1, as the case may be.

         9.2 Public Announcements. SuperShuttle and AAA-LSF shall consult with each other upon an agreed form of press release, and before issuing any such press release or otherwise making any public statements with respect to the Exchange or this Agreement. Neither SuperShuttle nor AAA-LSF shall issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld.

         9.3 Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by telecopier, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or if such other address for a party as shall be specified by it by like notice):

             If to SuperShuttle:                 SuperShuttle International,
                                                  Inc.
                                                 4610 South 35th Street
                                                 Phoenix, Arizona 85040
                                                 FAX:  (602) 243-6446
                                                 Attn:  R. Brian Wier

             With a copy to:                     Squire, Sanders & Dempsey
                                                  L.L.P.
                                                 Two Renaissance Square
                                                 40 North Central Avenue, Suite
                                                  2700
                                                 Phoenix, Arizona 85004-4441
                                                 FAX:  (602) 253-8129
                                                 Attn:  Christopher D. Johnson,
                                                         Esq.

             If to AAA-LSF or the Shareholder:   2631 Garfield St.
                                                 Hollywood, FL 33020
                                                 FAX: (954) 922-0566
                                                 Attn:  Karen Caputo

             With a copy to:                     Akerman, Senterfitt & Eidson
                                                 Sun Trust International Center
                                                 One S.E. Third Avenue
                                                 Miami, Florida 33131
                                                 PH:  (305) 374-5600
                                                 FAX: (305) 374-5095
                                                 Attn:  Jonathan L. Awner

         All such notices and other communications shall be deemed to have been duly given: (i) when delivered by hand, if personally delivered; (ii) three business days after being deposited in the mail, postage prepaid, if delivered by mail; and (iii) when receipt is acknowledged, if telecopied.

         9.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," and words of like import, unless the context requires otherwise, refer to this Agreement (including the exhibits and attachments hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires. The rule of construction that an agreement is construed in favor of the nondrafting party shall not apply to this Agreement. This Agreement shall be deemed to have been mutually drafted by the parties.

         9.5 Schedules and Exhibits. All schedules and exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as set forth in full herein. Information set forth in any section to the SuperShuttle Disclosure Schedule or the AAA-LSF Disclosure Schedule is deemed to be set forth in all other sections of such Disclosure Schedule. Disclosure of any fact or item in any schedule or exhibit hereto referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or schedule whether or not a specific cross reference appears. Disclosure of any fact or item in any schedule or exhibit hereto shall not necessarily mean that such item or fact individually is material to a party.

         9.6 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the court shall modify the Agreement or, in the absence thereof, the parties shall negotiate in good faith to modify this Agreement to preserve each party's anticipated benefits under this Agreement.

         9.7 Jurisdiction; Venue; Service of Process. The parties expressly agree that any controversy, dispute, litigation or claim arising out of the subject matter of this Agreement and the transactions contemplated hereby shall be brought or commenced only in a federal or state court located in Broward or Dade County, Florida. The parties agree to be subject to the personal jurisdiction of the federal and/or state courts situated in Broward or Dade County, Florida and agree that a claim of forum non-conveniens shall not be a defense to an action initiated in such venues. The parties agree to the service of process of any such courts in any such action or proceeding by registered or certified mail, postage prepaid, return receipt requested, to the addresses listed in this Agreement and agree that such service shall become effective thirty (30) days after such mailing.

         9.8 Waiver of Jury Trial. EACH OF SUPERSHUTTLE AND AAA-LSF HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

         9.9 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) is not intended to confer upon any other person any rights or remedies hereunder; (b) shall not be assigned by any party; and (c) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Florida, without giving effect to the principles of conflict of laws thereof. Each certificate, agreement or other document making reference to the Stock Purchase Agreement among Supershuttle, AAA-LSF and the Shareholders dated as of March 31, 1998 shall be deemed to refer to this Amended and Restated Stock Purchase Agreement. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  AMENDED AND RESTATED STOCK PURCHASE AGREEMENT
                                 SIGNATURE PAGE


         IN WITNESS WHEREOF, SuperShuttle, AAA-LSF and the Shareholder have caused this Agreement to be executed on the date first written above by their respective officers thereunder duly authorized.

                                  SUPERSHUTTLE INTERNATIONAL
                                  INC., a Delaware corporation


                                  By /s/ Thomas C. LaVoy
                                    -------------------------------------------
                                      Thomas C. LaVoy, Chief Financial Officer

                                  AAA WHEELCHAIR WAGON SERVICES,
                                  INC., a Florida corporation


                                  By /s/ Karen Caputo
                                    -------------------------------------------
                                      Karen Caputo, President

                                  WHEELCHAIR AMBULANCE OF
                                  HOLLYWOOD, INC., a Florida corporation


                                  By /s/ Karen Caputo
                                    -------------------------------------------
                                      Karen Caputo, President

                                  LIMOUSINES OF SOUTH FLORIDA,
                                  INC., a Florida corporation


                                  By /s/ Karen Caputo
                                    -------------------------------------------
                                      Karen Caputo, President

                                  A1A SNOWBIRD LEADING, INC., a
                                  Florida corporation


                                  By /s/ Karen Caputo
                                    -------------------------------------------
                                      Karen Caputo, President

                                  Shareholder


                                  /s/ Karen Caputo
                                  ---------------------------------------------
                                  Karen Caputo

                                       36